EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Serve Robotics, Inc. of our report dated February 29, 2024 related to the consolidated financial statements which appear in the Annual Report on Form 10-K of Serve Robotics, Inc. for the year ended December 31, 2023, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern.

/s/ dbbmckennon

Newport Beach, California

July 29, 2024